Exhibit 99.1

Allied Nevada Board of Directors Approves Funding to Advance the Construction of A

Gyratory Crusher for the Hycroft Heap Leach Expansion

September 15, 2011 – Reno, Nevada – Allied Nevada Gold Corp. (“Allied Nevada”, “ANV” or the “Company”) (TSX: ANV; NYSE-A: ANV) is pleased to announce that Allied Nevada’s Board of Directors has approved the capital spending of $20.7 million to complete detailed engineering and procurement of long-lead items in connection with accelerating construction of a large gyratory crusher and conveyance system to be utilized in the heap leach process.

“We are pleased to capitalize on synergies between the heap leach expansion and milling expansion projects,” commented Scott Caldwell, President and CEO of Allied Nevada. “Utilizing the crusher in the heap leach operation, when we already had the intention to build it as part of the milling expansion, allows us to rationalize our capital spending while improving overall heap leach recoveries for gold and silver.”

The Company is currently implementing a previously announced heap leach expansion consisting of increasing the mining rate by implementing a larger scale mining fleet, additional leach pad capacity and crushing 30% of the ore using semi-mobile crushing plants. In the previous plan, both run of mine and crushed ore were to be hauled and placed on the heap leach using trucks. The Company completed a positive economic analysis assuming construction of one of the gyratory crushers envisioned in the milling expansion to crush 100% of the ore and conveyance of crushed ore to the leach pads, in lieu of the purchase of additional semi-mobile crushing units and truck haulage. The result of this analysis presented a very robust project with an internal rate of return in excess of 30%. By accelerating the construction of the gyratory crusher, we are able to reduce life of mine capital spending by not purchasing the redundant semi-mobile crushers, while improving gold and silver recovery for crushed material by approximately 15% for gold and 24% for silver.

The capital spending to complete detailed engineering, secure necessary permits and secure long-lead items, such as the main crushing components, is expected to take place over the next 16 months ($4.0 million in 2011 and $16.7 million in 2012). Subject to receipt of the necessary permits and Board approval, the Company intends to commence with construction of the gyratory crusher and conveyance system, with the goal of putting it into operation by mid-2013.

Cautionary Statement Regarding Forward Looking Information

This press release contains forward-looking statements within the meaning of the U.S. Securities Act of 1933 and the U.S. Securities Exchange Act of 1934 (and the equivalent under Canadian securities laws), that are intended to be covered by the safe harbor created by such sections. Such forward-looking statements include, without limitation, statements regarding the Company’s expectation of the projected timing and outcome of engineering studies; the potential for improving gold and silver recoveries; the timing of receipt of permits and operation of the gyratory crusher; and other statements that are not historical facts. Forward-looking statements address activities, events or developments that Allied Nevada expects or anticipates will or may occur in the future, and are based on current expectations and assumptions. Although Allied Nevada management believes that its expectations are based on reasonable assumptions, it can give no assurance that these expectations will prove correct. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, among others, risks relating to risks that Allied Nevada’s acquisition, exploration and property advancement efforts will not be successful; risks relating to fluctuations in the price of gold and silver; the inherently hazardous nature of mining-related activities; uncertainties concerning reserve and resource estimates; availability of outside contractors in connection with Hycroft and other activities; uncertainties relating to obtaining approvals and permits from governmental regulatory authorities; and availability and timing of capital for financing the Company’s exploration and development activities, including uncertainty of being able to raise capital on favorable terms or at all; as well as those factors discussed in Allied Nevada’s filings with the U.S. Securities and Exchange Commission (the “SEC”) including Allied Nevada’s latest Annual Report on Form 10-K and its other SEC filings (and Canadian filings) including, without limitation, its latest Quarterly Report on Form 10-Q. The Company does not intend to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise, except as may be required under applicable securities laws.

Mr. David C. Flint, AIPG Certified Professional Geologist #10360, is Allied Nevada’s Qualified Person as defined under National Instrument 43-101. He has supervised the preparation of the technical information and has reviewed and approved the contents of this news release.

For further information on Allied Nevada, please contact:

Scott Caldwell	Tracey Thom
President & CEO	Vice President, Investor Relations
(775) 358-4455	(775) 789-0119

or visit the Allied Nevada website at www.alliednevada.com.